Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS THIRD QUARTER RESULTS AND MAINTAINS GUIDANCE

AUSTIN, Minn. (August 22, 2013) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2013 third quarter.  All comparisons are to the third quarter or first nine months of fiscal 2012.

HIGHLIGHTS

Third Quarter

•                  Full year guidance range of $1.88 to $1.96 maintained

•                  Diluted EPS of $.42 up 2 percent from diluted EPS of $.41

•                  Segment operating profit up 5 percent

•                  Dollar sales of $2.2 billion, up 8 percent

•                  Volume up 3 percent

•                  Grocery Products operating profit up 32 percent; volume up 27 percent (volume down 1 percent excluding sales of SKIPPY® products); dollar sales up 25 percent (dollar sales flat excluding sales of SKIPPY® products)

•                  Jennie-O Turkey Store operating profit up 17 percent; volume up 1 percent; dollar sales up 4 percent

•                  Refrigerated Foods operating profit down 26 percent; volume down 3 percent; dollar sales up 2 percent

•                  Specialty Foods operating profit up 8 percent; volume down 5 percent; dollar sales up 5 percent

•                  International & Other operating profit up 34 percent; volume up 28 percent (volume up 10 percent excluding sales of SKIPPY® products); dollar sales up 31 percent (dollars sales up 11 percent excluding sales of SKIPPY® products)

The company reported fiscal 2013 third quarter net earnings of $113.6 million, up 2 percent from net earnings of $111.2 million a year earlier. For the nine months ended July 28, 2013, net earnings were $368.9 million, as compared to net earnings of $367.4 million the same period last year.  Diluted net earnings per share for the nine months ended July 28, 2013 were $1.37, equal to a year ago.

Sales for the quarter were $2.2 billion, up 8 percent from the same period in fiscal 2012. For the nine months ended July 28, 2013, sales totaled $6.4 billion, up 6 percent from the same period last year.

COMMENTARY

“We had a solid quarter, with all five segments reporting increased sales over last year,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.  “We also generated improved earnings, with four of five segments posting increased operating profits.  Earnings per share of $0.42 for the third quarter was in line with our expectations and keeps us on pace with our full year adjusted guidance range.”

“Our Grocery Products segment benefitted from good performance by our new SKIPPY® business. Our Jennie-O Turkey Store segment delivered a strong quarter, despite higher grain costs and lower commodity meat prices. Our International business continues to achieve impressive results, led by strong export sales of our SPAM® family of products and fresh pork, as well as the addition of the SKIPPY® business. Higher pork input costs squeezed margins for our retail value-added products, particularly bacon, decreasing our Refrigerated Foods segment results during the quarter,” Ettinger remarked.

“We are excited about the recent roll-out of our HORMEL® REV® snack wraps during the quarter, which is supported by a national advertising campaign that began in late July. I am also pleased with the progress our team has made in integrating and growing sales of SKIPPY® products, both in the U.S. and internationally,” commented Ettinger.

SEGMENT OPERATING HIGHLIGHTS — THIRD QUARTER

Grocery Products (17% of Net Sales, 29% of Total Segment Operating Profit)

Grocery Products segment profit increased by 32 percent.  Net sales, including SKIPPY® products, increased over last year’s results by 25 percent.  Excluding SKIPPY® products, segment sales were flat as compared to last year. Net sales of DINTY MOORE® stew, HORMEL® MARY KITCHEN® hash, and HORMEL® bacon toppings increased over last year.

Refrigerated Foods (50% of Net Sales, 24% of Total Segment Operating Profit)

Refrigerated Foods segment profit declined 26 percent, as elevated raw material costs squeezed margins in certain retail categories, with bacon impacted the most.  Sales increased 2 percent, led by retail sales of HORMEL® party trays, HORMEL® NATURAL CHOICE® deli meats, and HORMEL® CURE 81® hams, and foodservice sales of HORMEL® FIRE BRAISED meats and HORMEL® PECANWOOD bacon.

Jennie-O Turkey Store (17% of Net Sales, 25% of Total Segment Operating Profit)

Jennie-O Turkey Store delivered a solid performance this quarter despite high feed costs, with segment operating profit up 17 percent from a year ago. Increased value-added sales and an improved product mix offset higher feed costs and lower commodity meat prices. Net sales for the quarter rose 4 percent, driven by growth in sales of JENNIE-O TURKEY STORE® ground turkey chubs and turkey bacon.

Specialty Foods (11% of Net Sales, 13% of Total Segment Operating Profit)

Specialty Foods segment profit increased 8 percent and net sales grew 5 percent, led by sales of sweetener, nutritional products, ready to drink beverages, and ingredients. The agreement allowing Diamond Crystal Brands to sell SPLENDA® sweetener into foodservice trade channels was extended one month to July 31, 2013.

International & Other (5% of Net Sales, 9% of Total Segment Operating Profit)

The International & Other segment grew segment profit by 34 percent and net sales by 31 percent, driven principally by stronger exports of our SPAM® family of products and fresh pork, improved performance by our operations in China, and the addition of the SKIPPY® export business.

OUTLOOK

“Earnings reported in the third quarter keep us on track to achieve results consistent with our adjusted annual guidance range of $1.88 to $1.96 per share,” said Ettinger.  “Toward the end of the third quarter we were able to adjust for higher raw material costs in key product categories such as bacon.  We anticipate Jennie-O Turkey Store will continue to rebound from headwinds faced earlier in the year, which should benefit results through the rest of fiscal 2013.  We expect four of five segments to outperform in the fourth quarter, with only Specialty Foods expected to experience a down quarter.”

“We are excited about the new products that we are introducing to the marketplace this year, such as our HORMEL® REV® snack wraps and HORMEL® FIRE BRAISED meats,” concluded Ettinger.  “We have solid marketing and promotional plans in place to drive sales of our value-added products in the fourth quarter.”

DIVIDENDS

Effective August 15, 2013, the Company paid its 340th consecutive quarterly dividend, at the annual rate of $.68.

CONFERENCE CALL

A conference call will be Webcast at 8:00 a.m. CT (9:00 a.m. ET) on Thursday, August 22, 2013. Access is available at http://www.hormelfoods.com.  If you do not have Internet access and want to listen to the call over the phone, the dial in number is 877-941-8609 and you must provide the access code of 4632577. An audio replay is available by calling 800-406-7325 and entering access code 4632577. The audio replay will be available beginning at 10:30 a.m. CT on Thursday, August 22, 2013, through 11:59 p.m. CT on Thursday, September 5, 2013. The Webcast replay will be available at 10:30 a.m. CT, Thursday, August 22, 2013, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2012, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fifth year in a row. Hormel Foods debuted on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 31-38 in the company’s Form 10-Q for the quarter ended April 28, 2013, which was filed with the SEC on June 7, 2013, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2013 Third Quarter Segment Operating Results (dollars in thousands)

	THIRD QUARTER – 13 WEEKS ENDED
	July 28, 2013	July 29, 2012	% Change
NET SALES
Grocery Products	$370,297	$297,177	24.6
Refrigerated Foods	1,068,587	1,043,311	2.4
Jennie-O Turkey Store	367,125	351,604	4.4
Specialty Foods	240,512	230,072	4.5
International & Other	113,004	86,024	31.4
Total	$2,159,525	$2,008,188	7.5

OPERATING PROFIT
Grocery Products	$52,962	$40,052	32.2
Refrigerated Foods	44,769	60,757	(26.3)
Jennie-O Turkey Store	45,623	39,106	16.7
Specialty Foods	23,170	21,490	7.8
International & Other	16,692	12,437	34.2
Total segment operating profit	183,216	173,842	5.4
Net interest and investment expense (income)	3,577	2,363	51.4
General corporate expense	2,833	3,225	(12.2)
Noncontrolling interest	270	1,240	(78.2)
Earnings before income taxes	$177,076	$169,494	4.5

	YEAR TO DATE – 39 WEEKS ENDED
	July 28, 2013	July 29, 2012	% Change
NET SALES
Grocery Products	$1,097,942	$830,649	32.2
Refrigerated Foods	3,143,358	3,158,811	(0.5)
Jennie-O Turkey Store	1,142,198	1,120,028	2.0
Specialty Foods	720,048	677,043	6.4
International & Other	324,906	273,955	18.6
Total	$6,428,452	$6,060,486	6.1

OPERATING PROFIT
Grocery Products	$150,170	$127,003	18.2
Refrigerated Foods	153,239	167,515	(8.5)
Jennie-O Turkey Store	156,567	186,066	(15.9)
Specialty Foods	72,898	58,996	23.6
International & Other	49,421	37,763	30.9
Total segment operating profit	582,295	577,343	0.9
Net interest and investment expense (income)	6,887	4,932	39.6
General corporate expense	19,228	18,040	6.6
Noncontrolling interest	2,720	3,226	(15.7)
Earnings before income taxes	$558,900	$557,597	0.2

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 28, 2013	July 29, 2012	July 28, 2013	July 29, 2012

Net sales	$2,159,525	$2,008,188	$6,428,452	$6,060,486

Cost of products sold	1,829,219	1,701,132	5,401,152	5,080,414

GROSS PROFIT:	330,306	307,056	1,027,300	980,072

Selling, general and administrative	150,999	145,022	479,896	446,183

Equity in earnings of affiliates	1,346	9,823	18,383	28,640

OPERATING INCOME:	180,653	171,857	565,787	562,529

Other income & expenses:
Interest & investment (expense) income	(455)	844	2,471	4,772
Interest expense	(3,122)	(3,207)	(9,358)	(9,704)

EARNINGS BEFORE INCOME TAXES:	177,076	169,494	558,900	557,597

Provision for income taxes	63,171	57,087	187,309	186,922
(effective tax rate)	35.67%	33.68%	33.51%	33.52%

NET EARNINGS	113,905	112,407	371,591	370,675
Less: net earnings attributable to noncontrolling interest	270	1,240	2,720	3,226
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$113,635	$111,167	$368,871	$367,449

NET EARNINGS PER SHARE
Basic	$.43	$.42	$1.39	$1.39
Diluted	$.42	$.41	$1.37	$1.37

WEIGHTED AVG SHARES O/S
Basic	264,605	263,359	264,472	263,638
Diluted	270,769	268,746	270,230	269,138

DIVIDENDS DECLARED PER SHARE	$.17	$.15	$.51	$.45

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 28, 2013	October 28, 2012
	(in thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$329,496	$682,388
Short-term marketable securities	—	77,387
Accounts receivable	514,398	507,041
Inventories	1,003,736	950,521
Income taxes receivable	2,868	16,460
Deferred income taxes	76,502	68,560
Prepaid expenses	14,867	12,772
Other current assets	9,723	5,555

TOTAL CURRENT ASSETS	1,951,590	2,320,684

INTANGIBLES	1,314,882	753,947

OTHER ASSETS	545,756	564,855

PROPERTY, PLANT & EQUIPMENT, NET	949,021	924,480

TOTAL ASSETS	$4,761,249	$4,563,966

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$789,484	$786,300

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	667,881	702,741

SHAREHOLDERS’ INVESTMENT	3,053,884	2,824,925

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,761,249	$4,563,966

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	July 28, 2013	July 29, 2012
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$371,591	$370,675
Depreciation and amortization of intangibles	92,986	88,627
Increase in working capital	(41,711)	(171,992)
Other	5,983	(3,257)
NET CASH PROVIDED BY OPERATING ACTIVITIES	428,849	284,053

INVESTING ACTIVITIES
Net sale of securities	77,558	—
Acquisitions of businesses/intangibles	(665,415)	(168)
Net purchases of property / equipment	(62,212)	(90,405)
(Increase) decrease in investments, equity in affiliates, and other assets	(4,810)	17,661
NET CASH USED IN INVESTING ACTIVITIES	(654,879)	(72,912)

FINANCING ACTIVITIES
Dividends paid on common stock	(129,426)	(112,683)
Share repurchase	(45,668)	(50,692)
Other	48,198	21,511
NET CASH USED IN FINANCING ACTIVITIES	(126,896)	(141,864)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	34	810
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(352,892)	70,087
Cash and cash equivalents at beginning of year	682,388	463,130
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$329,496	$533,217